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                                                                 Exhibit 99.1



        ECHOSTAR COMMUNICATIONS CORPORATION ANNOUNCES 2-FOR 1 STOCK SPLIT

Littleton, Colo., Feb. 28, 2000 - EchoStar Communications Corporation (NASDAQ:
DISH, DISHP) today announced that its Board of Directors has approved a 2-for-1 split of its common stock. Stockholders of record at the close of business on March 10, 2000, will be entitled to one additional share of common stock for each share they own on that date. New shares will be mailed or delivered on or about the payable date, March 22, 2000, by the Company's transfer agent, American Securities Transfer & Trust, Inc. The ex-dividend date, the date on which the change in the stock price will be reflected on the NASDAQ market, will be on or about March 23, 2000. The stock split will increase the number of shares of Class A common stock outstanding from approximately 113.9 million shares to approximately 227.9 million shares and Class B common stock outstanding from approximately 119.2 million shares to approximately 238.4 million shares.